Exhibit 28(e)

Kalmar Pooled Investment Trust

Distribution Agreement

Effective as of the closing of the sale of BNY Mellon Distributors LLC to Foreside Distributors, LLC by The Bank of New York Mellon Corporation, Kalmar Pooled Investment Trust (the “Fund Company”), on behalf of each series thereof (each a “Fund” and collectively, the “Funds”) and Foreside Funds Distributors LLC (formerly known as BNY Mellon Distributors LLC) (the “Distributor”) hereby enter into this Distribution Agreement on terms identical to those of the Distribution Agreement between the parties effective as of July 1, 2010 (the “Existing Agreement”) except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this agreement shall continue for an initial two-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Funds’ board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940 Act, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this agreement and who are not interested persons (as defined in the 1940 Act) of any party to this agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Funds’ board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by Distributor. This agreement may be terminated with respect to one or more Funds, or with respect to the entire Fund Company. This agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be executed as of the day and year first above written.

Kalmar Pooled Investment Trust By: /s/ Ford B. Draper Jr. Name: Ford B. Draper Jr. Title: President Date: 4/3/12	Foreside Funds Distributors LLC By: /s/ John F. Fulgoney Name: John F. Fulgoney Title: President Date: 3/23/12

Distribution Agreement for:

Kalmar Pooled Investment Trust

Effective as of the closing of the sale of PNC Global Investment Servicing Inc. (“PGIS”), the indirect parent of PFPC Distributors, Inc. to THE BANK OF NEW YORK MELLON CORPORATION by THE PNC FINANCIAL SERVICES GROUP, INC., Kalmar Pooled Investment Trust (the “Trust”), on behalf of each series thereof (each a “Fund” and collectively, the “Funds”) and BNY Mellon Distributors Inc. (formerly known as PFPC Distributors, Inc.) (the “Distributor”) hereby enter into this Distribution Agreement on terms identical to those of the distribution agreement between the parties effective as of January 2, 2001 (the “Existing Agreement”) except as noted below. Capitalized terms used herein without definition have the meanings given them in the Existing Agreement.

Unless sooner terminated as provided herein, this agreement shall continue for an initial one-year term and thereafter shall be renewed for successive one-year terms, provided such continuance is specifically approved at least annually by (i) the Trust’s board of trustees or (ii) by a vote of a majority (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, provided that in either event the continuance is also approved by a majority of the trustees who are not parties to this agreement and who are not interested persons (as defined in the 1940 Act) of any party to this agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This agreement is terminable without penalty, on at least sixty (60) days’ written notice, by the Trust’s board of trustees, by vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Funds, or by BNY Mellon Distributors Inc. This agreement may be terminated with respect to one or more Funds, or with respect to the entire Trust. This agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Distribution Agreement to be executed as of the day and year first above written.

KALMAR POOLED INVESTMENT TRUST

By: /s/ Ford B. Draper, Jr.

Name: Ford B. Draper, Jr.

Title: President

Date: June 22, 2010

BNY MELLON DISTRIBUTORS INC.

By: /s/ Tom Deck

Name: Tom Deck

Title: President

Date: June 25, 2010

DISTRIBUTION AGREEMENT

between

KALMAR POOLED INVESTMENT TRUST

and

PFPC DISTRIBUTORS, INC.

THIS DISTRIBUTION AGREEMENT is made as of the 2nd day of January, 2001, between Kalmar Pooled Investment Trust, a Delaware business trust (the “Trust”), having its principal place of business in Greenville, Delaware, and PFPC Distributors, Inc., a corporation organized under the laws of the State of Massachusetts (“the “Distributor”), having its principal place of business in Westborough, Massachusetts.

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and offers for sale one or more series of shares of beneficial interest (“Series”) each of which may offer one or more sub-series (or classes) of shares;

WHEREAS, each share of a Series represents an individual interest in the assets, subject to the liabilities, allocated to that Series and each Series has a separate investment objective and investment policies;

WHEREAS, at the present time, the Trust has established two Series, each with a single class of shares, and the Trust may establish additional Series and/or classes in the future; and

WHEREAS, the Trust desires to avail itself of the services of Distributor, with such assistance from its affiliates as the latter may provide; and the Distributor is willing to furnish such services to the Trust with respect to each of the Series listed on Schedule A to this Agreement (each a “Fund” or collectively “Funds”), as such Schedule shall be amended from time to time on the terms and conditions hereinafter set forth:

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.	Sale of Shares. The Trust grants to the Distributor the right to sell shares of beneficial interest in all classes or Series of the Trust, now or hereafter created, (the “Shares”) on its behalf during the term of this Agreement and subject to the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), and of the laws governing the sale of securities in various states (the “Blue Sky Laws”) under the following terms and conditions: the Distributor (i) shall have the right to sell, as agent on behalf of the Trust, Shares authorized for issue and registered under the 1933 Act, (ii) shall sell such Shares only in compliance with applicable law, the terms set forth in the Trust’s currently effective registration statement, in accordance with any plan of distribution adopted by the Trust and in compliance with any limitations which may be imposed by the Trustees of the Trust.

2.	Selling Agreements. Subject to the supervisory authority of the Trustees of, and on such terms as are authorized by, the Trust, the Distributor may enter into agreements with financial or investment consultants, brokers, dealers or other (“Selling Dealers”) for the provision of distribution services related to the sale of Shares as well as other shareholder services as agreed by the affected parties. The Distributor will only act as principal in entering into such agreement.

3.	Sale of Shares by the Trust. The rights granted to the Distributor shall be non-exclusive in that the Trust reserves the right to sell its Shares to investors on applications received and accepted by the Trust. Further, the Trust reserves the right to issue Shares in connection with (a) the merger or consolidation, or acquisition by the Trust through purchase or otherwise, with any other investment company, trust or personal holding company; (b) the payment or reinvestment of dividends or distributions; or (c) any offer of exchange permitted by Section 11 of the 1940 Act.

4.	Shares Covered by this Agreement. This Agreement shall apply to issued Shares of all Series of the Trust, Shares of all Series of the Trust held in its treasury in the event that in the discretion of the Trust treasury Shares shall be sold, and Shares of all Series of the Trust repurchased for resale.

5.	Public Offering Price. Except as otherwise noted in the Trust’s current prospectuses (the “Prospectus”) or Statements of Additional Information (the “SAI”) with respect to each Series or class, all Shares sold to investors will be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per share, plus any applicable sales charge on such shares, determined in the manner described in the Trust’s current Prospectus or SAI with respect to the applicable Series or class.

6.	Suspension of Sales. If and whenever the determination of net asset value is suspended and until such suspension is terminated, no further orders for Shares shall be processed by the Distributor except such unconditional orders placed with the Distributor before it had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and the Distributor’s authority to process orders for Shares on behalf of the Trust if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust. In addition, the Distributor reserves the right to reject any purchase order.

7.	Solicitation of Sales. In consideration of these rights granted to the Distributor, the Distributor agrees to use all reasonable efforts, consistent with its other business, to secure purchasers for Shares of the Trust. This shall not prevent the Distributor from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers.

8.	Authorized Representations. The Distributor is not authorized by the Trust to give any information or to make any representations other than those contained in the appropriate registration statements, Prospectuses or SAIs filed with the Securities and Exchange Commission under the 1933 Act (as those registration statements, Prospectuses and SAIs may be amended from time to time), or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for the Distributor’s use. This shall not be construed to prevent the Distributor from preparing and distributing, in compliance with applicable laws and regulations, sales literature or other material as it may deem appropriate. The Distributor will furnish or cause to be furnished copies of such sales literature or other material to the President of the Trust or his designee and will provide him with a reasonable opportunity to comment on it. The Distributor agrees to take appropriate action to cease using such sales literature or other material to which the Trust reasonably objects as promptly as practicable after receipt of the objection.

9.	Registration of Shares. The Trust agrees that it will take all action necessary to register Shares under the 1933 Act (subject to the necessary approval, if any, of its shareholders) so that there will be available for sale the number of Shares the Distributor may reasonably be expected to sell. The Trust shall furnish to the Distributor copies of all information, financial statements and other papers which the Distributor may reasonably request for use in connection with the distribution of Shares of each Series of the Trust.

10.	Expenses, Compensation and Reimbursement

a.	The Trust shall pay all fees and expenses:

i.	in connection with the preparation, typesetting and filing of any registration statement, Prospectus and SAI under the 1933 Act, and any amendments thereto, for the issue of its Shares;
ii.	in connection with filings required in connection with the Sale of Shares for sale in the various states in which the Board of Trustees (the “Trustees”) of the Trust shall determine it advisable to offer such Shares for sale (including registering the Trust or Series as a broker or dealer or any officer of the Trust as agents or salesperson in any state);
iii.	of preparing, typesetting, printing and mailing any report or other communication to shareholders of the Trust in their capacity as such; and
iv.	of preparing, typesetting, printing and mailing Prospectuses, SAIs, and any supplements thereto, sent to existing shareholders.

b.	The Distributor shall pay expenses of:

i.	printing and distributing Prospectuses, SAIs and reports prepared for its use in connection with the offering of the Shares for sale to the public;
ii.	any other literature used in connection with such offering; and

iii.	advertising in connection with such offering.

c.	In addition to the services described above, Distributor will provide services including assistance in the production of marketing and advertising materials for the sale of Shares of the Trust and their review for compliance with applicable regulatory requirements, entering into dealer agreements with broker-dealers to sell Shares of the Trust and will notify the Trust of any conditions that develop that would adversely affect the performance of the dealer’s obligation under the selling agreement.

d.	In connection with the services to be provided by the Distributor under this Agreement, the Distributor shall receive reimbursement from the Trust’s investment adviser for fees and expenses (which may include without limitation reimbursement for the expenses incurred pursuant to Section 9(b) hereof incurred pursuant to this Agreement.

11.	Indemnification.

a.

The Trust agrees to indemnify and hold harmless the Distributor and each of its directors and officers and each person, if any, who controls the Distributor within the meaning of Section 15 of the 1933 Act and Section 20(a) of the Securities Act of 1934 (the “1934 Act”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages, or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the 1933 Act or any other statute or common law, alleging any wrongful act of the Trust or any of its employees or representatives, or based upon the grounds that the registration statements, Prospectuses, SAIs, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading. However, the Trust does not agree to indemnify the Distributor or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Trust in writing by or on behalf of the Distributor. In no case (i) is the indemnity of the Trust in favor of the Distributor or any person indemnified to be deemed to protect the Distributor or any person against any liability to the Trust or its security holders to which the Distributor or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Trust to be liable under its indemnity agreement contained in this Section 10(a) with respect to any claim made against the Distributor or any person indemnified unless the Distributor or person, as the case may be, shall have notified the Trust in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Distributor or any such person or after the Distributor or such person shall have received notice of service on any designated agent. However, failure to notify the Trust of any claim shall not relieve the Trust from any liability which it may have to the Distributor or any person against whom such action is brought other than on account of its indemnity agreement contained in this Section 10(a). The Trust shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Trust elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Distributor, or person or persons, defendant or defendants in the suit. In the event the Trust elects to assume the defense of any suit and retain counsel, the Distributor, officers or directors or controlling person(s) or defendant(s) in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Trust does not elect to assume the defense of any suit, it will reimburse the Distributor, officers or directors or controlling person(s) or defendant(s) in the suit, for the reasonable fees and expenses of any counsel retained by them. The Trust agrees to notify the Distributor promptly of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of the Shares.

b.

The Distributor also covenants and agrees that it will indemnify and hold harmless the Trust and each of the members of its Trustees and officers and each person, if any, who controls the Trust within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claim or expense (including the reasonable costs of investing or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) arising by reason of any person acquiring any Shares, based upon the 1933 Act or any other statute or common law, alleging any wrongful act of the Distributor or any of this employees or representatives, or alleging that the registration statements, Prospectuses, SAIs, shareholder reports or other information filed or made public by the Trust (as from time to time amended) included an untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Trust by or on behalf of the Distributor. In no case (i) is the indemnity of the Distributor in favor of the Trust or any person indemnified to be deemed to protect the Trust or any person against any liability to which the Trust or such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is the Distributor to be liable under its indemnity agreement contained in this Section 10(b) with respect to any claim made against the Trust or any person indemnified unless the Trust or person, as the case may be, shall have notified the Distributor in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Trust or any such person or after the Trust or such person shall have received notice of service on any designated agent. However, failure to notify the Distributor of any claim shall not relieve the Distributor from any liability which it may have to the Trust or any person against whom the action is brought other than on account of its indemnity agreement contained in this Section 10(b). In the case of any notice to the Distributor, it shall be entitled to participate, at its own expense, in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Distributor elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Trust, to its officers and Trustees and to any controlling person(s) or any defendants(s) in the suit. In the event the Distributor elects to assume the defense of any suit and retain counsel, the Trust or controlling person(s) or defendant(s) in the suit, shall bear the fees and expenses of any additional counsel retained by them. If the Distributor does not elect to assume the defense of any suit, it will reimburse the Trust, its officers or Trustees, controlling person(s) or defendant(s) in the suit, for the reasonable fees and expenses of any counsel retained by them. The Distributor agrees to notify the Trust promptly of the commencement of any litigation or proceedings against it in connection with the issue and sale of any of the Shares.

12.	Effectiveness Termination, etc. This Agreement shall become effective on the day and year first written above, and unless terminated as provided, shall continue in force for one (1) year from the date of its execution and thereafter from year to year, provided its continuance after the one (1) year period is approved at least annually by either (i) a majority of the Trustees of the Trust or (ii) a majority of the outstanding voting securities of the Trust, provided that in either event its continuance also is approved by the vote of a majority of those Trustees of the Trust who are not interested persons of the Trust, who have no direct or indirect financial interest in the operation of any Plan of the Trust or any agreements related to the Plan and who are not parties to this Agreement or interested persons of any party, cast in person at a meeting called for the purpose of voting on the approval. This Agreement shall automatically terminate in the event of its assignment. As used in this Section 12, the terms “vote of a majority of the outstanding voting securities,” “assignment” and “interested person” shall have the respective meanings specified in the 1940 Act and the rules enacted thereunder as now in effect or as hereafter amended. In addition to termination by failure to approve continuance or by assignment, this Agreement may at any time be terminated without the payment of any penalty by vote of a majority of the Trustees of the Trust who are not interested persons of the Trust and who have no direct or indirect financial interest in the operation of any Plan of the Trust or any agreements related to the Plan, or by vote of a majority of the outstanding voting securities of the Trust, on not more than sixty (60) days’ written notice to the Trust. This Agreement may be terminated by the Distributor upon not less than sixty (60) days’ prior written notice to the Trust.

13.	Notice. Any notice under this Agreement shall be given in writing addressed and hand delivered or sent by registered or certified mail, postage prepaid, to the other party to this Agreement at its principal place of business.

14.	Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

15.	Governing Law. To the extent that state law has not been preempted by the provisions of any law of the United States heretofore or hereafter enacted, as the same may be amended from time to time, this Agreement shall be administered, construed and enforced according to the laws of the State of Delaware.

16.	Shareholder Liability. The Distributor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Agreement and Declaration of Trust of the Trust and agrees that obligations assumed by the Trust pursuant to this Agreement shall be limited in all cases to the Trust and its assets, and if the liability relates to one or more series, the obligations hereunder shall be limited to the respective assets of such series. The Distributor further agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of a series of the Trust, nor from the Trustees or any individual Trustee of the Trust.

17.	Miscellaneous. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in two counterparts, each of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

KALMAR POOLED INVESTMENT TRUST

By:	/s/ Ford B. Draper, Jr.
Name:	Ford B. Draper, Jr., President

PFPC DISTRIBUTORS, INC.

By:	/s/ Gary M. Gardner
Name:	Gary M. Gardner, Pres.

Acknowledgment as to reimbursement with

respect to marketing expenses of PFPC

Distributors, Inc., as Distributor

Kalmar Investment Advisers, as Investment Adviser

By:	/s/ Ford B. Draper, Jr.
Name:	Ford B. Draper, Jr., President

Date:	12/04/00

SCHEDULE A

KALMAR POOLED INVESTMENT TRUST

FUND LISTING

Kalmar “Growth-with-Value” Small Cap Fund

Kalmar “Growth-with-Value” Micro Cap Fund

9